Exhibit 10.2

SPONSOR AGREEMENT

This SPONSOR AGREEMENT (the “Sponsor Agreement”), dated as of April 21, 2021, is entered into by and between Fifth Wall Acquisition Sponsor, LLC, a Delaware limited liability company (“Sponsor”), Fifth Wall Acquisition Corp. I, a Delaware corporation (“Parent”), each of the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each, a “Holder”), and SmartRent.com, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, concurrently with the execution of this Sponsor Agreement, Parent, the Company, and Einstein Merger Corp. I, a Delaware corporation and a wholly owned subsidiary of Parent, will enter into that certain Merger Agreement, dated as of the date hereof (the “Merger Agreement”);

WHEREAS, Sponsor and each Holder has agreed to waive certain of its anti-dilution and conversion rights; and

WHEREAS, Sponsor has agreed to certain transfer restrictions with respect to the Founder Shares, subject to the terms and conditions specified herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Definitions.

(a)	“Founder Shares” means the 8,625,000 shares of Parent Class B Common Stock owned beneficially and of record by the Sponsor as of the date hereof (and any shares of Parent Class A Common Stock issuable upon conversion thereof).

(b)	“Letter Agreement” means that certain Letter Agreement, dated February 4, 2021, between Sponsor, the Holders and Parent.

(c)	“Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(d)	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.	Waiver. Immediately prior to, and conditioned upon, the Effective Time, Sponsor and each Holder shall, automatically and without any further action by Sponsor, any Holder or Parent, irrevocably waive its respective rights under the anti-dilution and conversion provisions of clause (iv) of Section B of Article IV of the Amended and Restated Certificate of Incorporation of Parent, dated December 18, 2020 (the “Parent Charter”), with respect to each share of Parent Class B Common Stock held by Sponsor or such Holder as of the date hereof, and such shall, automatically and without any further action by Sponsor or any Holder, be converted to and exchanged for Parent Class A Common Stock on a one-for-one basis as provided in clause (iii) of Section B of Article IV of the Parent Charter at the Effective Time.

3.	Lock-Up.

(a)	Sponsor hereby agrees that, notwithstanding anything to the contrary in the Letter Agreement or otherwise:

(i)	with respect to 3,450,000 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the first anniversary of the Closing Date; provided, that, if the closing price of the Parent Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing at least 150 days after the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(i)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property;

(ii)	with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the second anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(ii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property; and

(iii)	with respect to 2,587,500 Founder Shares, it shall not Transfer such Founder Shares (or any shares of Parent Class A Common Stock issuable upon conversion thereof) until the earlier of (A) the third anniversary of the Closing Date; provided, that if the volume weighted average price of the Parent Class A Common Stock equals or exceeds $17.50 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-consecutive trading day period commencing any time after the first anniversary of the Closing Date, the Founder Shares shall be released from the lock-up referenced in this Section 3(a)(iii)(A), and (B) the date on which Parent completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property.

(b)	Notwithstanding the provisions set forth in Section 3(a), Transfers of the Founder Shares that are held by the Sponsor, or any of its permitted transferees (that have complied with this Section 3(b)), are permitted (i) to any employees, officers, directors, or members of the Sponsor, Parent or their respective Affiliates; (ii) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of such individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by virtue of the laws of the State of Delaware or Sponsor’s limited liability company agreement upon dissolution of Sponsor; or (vi) in the event of Parent’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Parent Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must, as a condition precedent to such transfer, execute a joinder to this Agreement (in a form reasonably accept to Parent and, if prior to the Effective Time, the Company) agreeing to be bound by the transfer restrictions herein.

(c)	Stop transfer orders shall be placed against the Founder Shares, and each certificate or book entry position statement evidencing any Founder Shares shall be stamped or otherwise imprinted with a legend, in each case appropriately reflecting the terms of this Section 3.

4.	Sponsor Representations and Warranties. Sponsor hereby represents and warrants as of the date hereof that (a) Sponsor (i) is the beneficial and record owner of the Founder Shares set forth opposite its name on Exhibit A hereto, (ii) is duly organized, validly existing and in good standing under the laws of Delaware, (iii) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of its obligations hereunder, (b) the execution and delivery of this Sponsor Agreement has been, and the consummation of the transactions contemplated hereby have been, duly authorized by all requisite action by Sponsor, and (c) this Sponsor Agreement has been duly and validly executed and delivered by Sponsor and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Sponsor enforceable against it in accordance with its terms.

5.	Holder Representations and Warranties. Each Holder, severally and not jointly, hereby represents and warrants as of the date hereof that (a) such Holder is the beneficial and record owner of the number of shares of Parent Class B Common Stock set forth opposite such Holder’s name on Exhibit A hereto, (b) has all requisite power and authority to execute and deliver this Sponsor Agreement and to consummate the transactions contemplated hereby and to perform all of such Holder’s obligations hereunder, and (c) this Sponsor Agreement has been duly and validly executed and delivered by such Holder and, assuming this Sponsor Agreement has been duly authorized, executed and delivered by the other parties hereto, this Sponsor Agreement constitutes, and upon its execution will constitute, a legal, valid and binding obligation of Such Holder enforceable against it in accordance with its terms.

6.	Entire Agreement. This Sponsor Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto (including, as to any change, amendment or waiver sought prior to the Effective Time, the Company).

7.	Successors and Assigns. No party hereto may assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties (including, with respect to any assignment prior to the Effective Time, the Company). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the Sponsor its successors, heirs and assigns and permitted transferees; provided, that any such permitted transferees execute a joinder to this Sponsor Agreement in the form reasonably acceptable to Parent.

8.	Third Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors, heirs, personal representatives and assigns and permitted transferees.

9.	Counterparts. This Sponsor Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

10.	Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or e-mail.

11.	Termination. This Sponsor Agreement shall automatically terminate, and have no further force and effect upon the termination of the Merger Agreement in accordance with its terms prior to the Effective Time.

12.	Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

13.	Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by each of the parties hereto (including, as to any amendment, change, supplement, waiver, modification or termination sought to be effected prior to the Effective Time, the Company).

14.	Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

15.	Governing Law. This Sponsor Agreement, the rights of the parties hereunder, and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware. The parties hereto expressly incorporate by reference Section 8.8 (Jurisdiction; Venue; Service of Process; Waiver of Jury Trial) of the Merger Agreement to apply to this Agreement mutatis mutandis, with references to the Merger Agreement therein deemed to reference this Agreement and references to the “Parties” thereunder deemed to reference the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement as of the date first written above.

FIFTH WALL ACQUISITION CORP. I

/s/ Brendan Wallace
Name: Brendan Wallace
Title: Chief Executive Officer

SMARTRENT.COM, INC.

/s/ Lucas Haldeman
Name: Lucas Haldeman
Title: Chief Executive Officer

[Signature Page to Sponsor Agreement]

FIFTH WALL ACQUISITION SPONSOR, LLC

/s/ Brendan Wallace
Name: Brendan Wallace
Title: Manager

Victor J. Coleman

/s/ Victor J. Coleman

Alana Beard

/s/ Alana Beard

Wisdom Lu

/s/ Wisdom Lu

Angela C. Huang

/s/ Angela C. Huang

[Signature Page to Sponsor Agreement]